Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-216150
October 18, 2017

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated October 18, 2017

$300,000,000 FLOATING RATE NOTES DUE OCTOBER 15, 2020

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (stable outlook) / A+ (negative outlook) / A- (stable outlook)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	October 18, 2017

Settlement Date (T+5):	October 25, 2017

Maturity Date:	October 15, 2020

Principal Amount Offered:	$300,000,000

Price to Public (Issue Price):	100.000%

Net Proceeds (Before Expenses) to Issuer:	$299,250,000 (99.750%)

Base Rate Spread:	LIBOR plus 7 basis points

Interest Payment Dates and Interest Reset Dates:	January 15, April 15, July 15 and October 15, commencing January 15, 2018 (short first coupon)

Regular Record Dates:	15th calendar day (whether or not a business day) preceding the applicable Interest Payment Date

Optional Redemption Provisions:	None.

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P DB5 / US91324PDB58

Joint Book-Running Managers:

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Academy Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

The Huntington Investment Company

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

FIXED RATE NOTES

$900,000,000 1.950% NOTES DUE OCTOBER 15, 2020

$900,000,000 2.375% NOTES DUE OCTOBER 15, 2022

$950,000,000 2.950% NOTES DUE OCTOBER 15, 2027

$950,000,000 3.750% NOTES DUE OCTOBER 15, 2047

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (stable outlook) / A+ (negative outlook) / A- (stable outlook)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	October 18, 2017

Settlement Date (T+5):	October 25, 2017

Maturity Date:	October 15, 2020 (the “2020 Notes”) October 15, 2022 (the “2022 Notes”) October 15, 2027 (the “2027 Notes”) October 15, 2047 (the “2047 Notes”)

Principal Amount Offered:	$900,000,000 (2020 Notes) $900,000,000 (2022 Notes) $950,000,000 (2027 Notes) $950,000,000 (2047 Notes)

Price to Public (Issue Price):	99.834% (2020 Notes) 99.675% (2022 Notes) 99.163% (2027 Notes) 99.076% (2047 Notes)

Net Proceeds (Before Expenses) to Issuer:	$896,256,000 (99.584%) (2020 Notes) $893,925,000 (99.325%) (2022 Notes) $937,773,500 (98.713%) (2027 Notes) $934,097,000 (98.326%) (2047 Notes)

Interest Rate:	1.950% (2020 Notes) 2.375% (2022 Notes) 2.950% (2027 Notes) 3.750% (2047 Notes)

Interest Payment Dates:

April 15 and October 15, commencing April 15, 2018 (short first coupon) (2020 Notes)

April 15 and October 15, commencing April 15, 2018 (short first coupon) (2022 Notes)

April 15 and October 15, commencing April 15, 2018 (short first coupon) (2027 Notes)

April 15 and October 15, commencing April 15, 2018 (short first coupon) (2047 Notes)

Regular Record Dates:	April 1 and October 1 (2020 Notes) April 1 and October 1 (2022 Notes) April 1 and October 1 (2027 Notes) April 1 and October 1 (2047 Notes)

Benchmark:	T 1.625% due October 15, 2020 (2020 Notes) T 1.875% due September 30, 2022 (2022 Notes) T 2.250% due August 15, 2027 (2027 Notes) T 3.000% due May 15, 2047 (2047 Notes)

Benchmark Price / Yield:	99-24 1⁄4 / 1.708% (2020 Notes) 99-14 / 1.995% (2022 Notes) 99-04+ / 2.348% (2027 Notes) 102-30 / 2.852% (2047 Notes)

Spread to Benchmark:	+30 basis points (2020 Notes) +45 basis points (2022 Notes) +70 basis points (2027 Notes) +95 basis points (2047 Notes)

Re-offer Yield:	2.008% (2020 Notes) 2.445% (2022 Notes) 3.048% (2027 Notes) 3.802% (2047 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 5 basis points (2020 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2022 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2027 Notes).

Prior to April 15, 2047 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after April 15, 2047 (2047 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P DC3 / US91324PDC32 (2020 Notes) 91324P DD1 / US91324PDD15 (2022 Notes) 91324P DE9 / US91324PDE97 (2027 Notes) 91324P DF6 / US91324PDF62 (2047 Notes)

Joint Book-Running Managers:

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Academy Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

The Huntington Investment Company

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

*    *    *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Mizuho Securities USA LLC toll-free at (866) 271-7403 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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